EXHIBIT 32.1

CERTIFICATION

Pursuant to 18 U.S.C. §1350, the undersigned officer of Granite Point Mortgage Trust Inc. (the “Registrant”) hereby certifies that the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date:	March 2, 2023	/s/ John A. Taylor
John A. Taylor
Chief Executive Officer and President

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Annual Report or as a separate disclosure document.